EXHIBIT 8

List of Subsidiaries

JKR Gold Resources Inc.
British Columbia corporation
100% owned

JKR Gold Resources (USA) Inc.
Nevada corporation
100% owned by JKR Gold Resources Inc.

JMD Exploration Corp.
British Columbia corporation
100% owned by JKR Gold Resources Inc.

Gold Standard Ventures (US) Inc.
Nevada corporation
100% owned by JMD Exploration Corp.